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                                                                       EXHIBIT 5


                 [ROBINSON, BRADSHAW & HINSON, P.A. LETTERHEAD]


     JOHN M. HERRING
     (704) 377-8385
INTERNET JHERRING@RBH.COM




                                  June 17, 1997



Broadway & Seymour, Inc.
128 South Tryon Street
Charlotte, North Carolina  28202

Attention:  Ms. Lillian N. Wilson

         Re:   Broadway & Seymour, Inc.
               Registration Statement on Form S-8
               (1996 Stock Option Plan)

Ladies and Gentlemen:

We have served as counsel to Broadway & Seymour, Inc. (the "Company") in connection with the preparation by the Company of a registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 875,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), to be issued pursuant to the 1996 Stock Option Plan of Broadway & Seymour, Inc. (the "Plan"), and the related options issued under the Plan.

We have examined the restated certificate of incorporation filed with the Office of the Secretary of State of the State of Delaware on June 17, 1992 and the restated bylaws of the Company (collectively, the "Charter and Bylaws"), all corporate proceedings relating to the authorization, issuance and sale of the Shares, and such other documents and records as we have deemed necessary in order to enable us to render this opinion. In rendering the opinion set forth in paragraph (i) below, we have relied solely upon telephonic confirmation of good standing issued by the Secretary of State of the State of Delaware.

Based upon the foregoing, and subject to the conditions set forth below, we are of the opinion that:

          (i) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and


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Broadway & Seymour, Inc.
June 17, 1997
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         (ii)     The Shares, when issued and sold by the Company pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable, and will represent validly authorized and outstanding shares of the common stock of the Company.

We have assumed that the Company and those employees that may receive options to purchase Shares under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

The opinions expressed herein are contingent upon the Registration Statement, as amended, becoming effective under the Securities Act of 1933 and the Charter and Bylaws not being further amended prior to the issuance of the Shares.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ROBINSON, BRADSHAW & HINSON, P.A.

                                /s/ John M. Herring

                                John M. Herring

JMH/dfr